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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-11936

                               LAFARGE CORPORATION
             (Exact name of registrant as specified in its charter)

       11130 Sunrise Valley Drive, Suite 300, Reston, Virginia 20191-4393 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Interests in Lafarge Corporation Employee Stock Purchase Plan
            (Title of each class of securities covered by this Form)

                     Common Stock, par value $1.00 per share
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]               Rule 12h-3(b)(1)(i)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: - 0 -

     Pursuant to the requirements of the Securities Exchange Act of 1934 Lafarge Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 28, 2000                 By:  /s/ Larry J. Waisanen
                                           -----------------------------
                                           Larry J. Waisanen
                                           Executive Vice President and
                                           Chief Financial Officer